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                                EXHIBIT 23.1
                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Hello Direct, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of Hello Direct, Inc. of our report dated January 22, 1999, relating to the balance sheets of Hello Direct, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Hello Direct, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP
Mountain View, California
May 3, 1999